Exhibit 77C (PNC Advantage Funds) - Matters submitted to a vote of security holders - For period Ended 11-30-2016
Meeting of Shareholders
On October 5, 2016, PNC Funds and PNC Advantage Funds held a joint special meeting of shareholders (the "Meeting"). The shareholders of the PNC Advantage Funds approved:

a)	The following Trustees were elected by the following votes:

                                 For          Withheld
Dorothy A. Berry          373,022,830.000     2,373,436.000
John G. Drosdick          373,022,830.000     2,373,436.000
Dale C. LaPorte           373,022,830.000     2,373,436.000
L. White Matthews, III    373,022,830.000     2,373,436.000
Edward D. Miller, M.D.    373,022,830.000     2,373,436.000
Stephen M. Todd           373,022,830.000     2,373,436.000
Maryann Bruce             374,875,570.000       520,696.000
Mark Hancock              374,875,570.000       520,696.000



b)	The amendment of fundamental investment restriction on
lending of the PNC Advantage Funds was approved by the following votes:

PNC Advantage Institutional Treasury Money Market Fund
For                 Against          Abstain
366,359,458.000    8,948,270.000     88,538.000



c)	The amendment of fundamental investment restriction on
borrowing of the PNC Advantage Funds was approved by the following votes:

PNC Advantage Institutional Treasury Money Market Fund
For                 Against             Abstain
366,359,458.000     8,948,270.000       88,538.000